Exhibit 99.1

News Release

For Immediate Release February 25, 2011	Contact:	Stacy Frole	(419) 627-2227

CEDAR FAIR CREATES ADDITIONAL FINANCIAL FLEXIBILITY BY AMENDING ITS SENIOR SECURED TERM DEBT FACILITY

— Amended Facility Expected to Deliver Annualized Interest Savings of Approximately $18 Million —

SANDUSKY, OHIO, February 25, 2011 – Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, today announced that it has amended its senior secured term debt facility dated July 29, 2010, on terms reflective of the recently improving conditions in the credit market, as well as the Company’s strong performance and favorable outlook for 2011 and beyond.

“This amendment is the latest step in the ongoing management of our capital structure to provide financial flexibility along with sustained and growing value for our unitholders,” said Dick Kinzel, Cedar Fair’s President and Chief Executive Officer. “The rate reduction alone offers us an annualized cash interest savings of approximately $18 million at today’s interest rate levels.”

Kinzel noted that the refinancing also is a testament of the Company’s relationship with its lenders, who continue to be strong supporters of Cedar Fair.

Under the new lending arrangements, interest rates have been reduced, certain covenants modified and the maturity extended one year to December 2017. Interest rates on the senior secured term debt facility decreased to LIBOR plus 300 basis points with a LIBOR floor of 1%. This represents a 1.5% improvement over the previous rates of LIBOR plus 400 basis points with a LIBOR floor of 1.5%. The amendment also improved the Company’s flexibility surrounding distribution payments. In 2011 the general distribution basket has been increased to $60 million from $20 million. This basket will revert back to $20 million beginning in 2012, while the parameters surrounding the excess cash flow sweep have been widened for 2012 and beyond. The customary affirmative and financial covenants remain unchanged.

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259    419-627-2233

Cedar Fair Creates Additional Financial Flexibility by Further Amending

Its Senior Secured Term Debt Facility

February 25, 2011

“We continue to follow our balanced approach which consists of capital investment in our world class parks, along with the prudent management of our cash flow for sustainable and growing distributions and debt reduction. It is our goal to distribute $1.00 per unit in distributions in 2011, provided we achieve our 2011 free cash flow expectations,” concluded Kinzel.

About Cedar Fair

Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The Company owns and operates 11 amusement parks, six outdoor water parks, one indoor water park and five hotels. Amusement parks in the Company’s northern region include two in Ohio: Cedar Point, consistently voted “Best Amusement Park in the World” in Amusement Today polls and Kings Island; as well as Canada’s Wonderland, near Toronto; Dorney Park, PA; Valleyfair, MN; and Michigan’s Adventure, MI. In the southern region are Kings Dominion, VA; Carowinds, NC; and Worlds of Fun, MO. Western parks in California include: Knott’s Berry Farm; California’s Great America; and Gilroy Gardens, which is managed under contract. For more information on Cedar Fair, visit the Company’s website at: www.cedarfair.com.

Forward-Looking Statements

Some of the statements contained in this news release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to the Company’s expectations, beliefs and strategies regarding the future. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, competition for consumer leisure time and spending, adverse weather conditions, unanticipated construction delays and other factors discussed from time to time by the Company in reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at our parks and cause actual results to differ materially from the Company’s expectations. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company’s Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

This news release and prior news releases are available online at www.cedarfair.com.

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Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259    419-627-2233